Exhibit 3.4

AMENDMENT NO. 1

TO

AMENDED AND RESTATED BYLAWS

OF

THE FIRST BANCSHARES, INC.

Amendment No. 1 to the Amended and Restated Bylaws (the “Bylaws”) of The First Bancshares, Inc., a Mississippi corporation (the “Company”), adopted by the Board of Directors of the Company on May 7, 2020.

Article Two, Section 2.1 of the Bylaws is hereby deleted and replaced in its entirety to read as follows:

2.1. Place of Meetings. Meetings of the Corporation's shareholders may be held, as designated by the Board of Directors: (i) at any location inside or outside the State of Mississippi; (ii) solely by means of remote communication, to the extent permitted by the Mississippi Business Corporation Act; or (iii) if the Board of Directors does not specify a location, at the Corporation's principal office. The Board of Directors may in its sole discretion determine that any class of shares may participate in any meeting of shareholders by means of remote communication in accordance with the Mississippi Business Corporation Act.